Exhibit 10.25

Dated 16 November 2018

(1)	NEWPORT WAFER FAB LIMITED

(2)	ROCKLEY PHOTONICS LIMITED

LICENCE TO OCCUPY ON SHORT TERM BASIS

relating to office and work-stations at 3rd Floor Office Building at Newport Wafer Fab, Cardiff Road, Newport NP10 8YJ

Acuity Legal Limited

www.acuitylegal.co.uk

THIS LICENCE is made on 26 November 2018

BETWEEN:

(1)	NEWPORT WAFER FAB LIMITED incorporated and registered in England and Wales with company number 04338966 whose registered office is at Cardiff Road, Newport, NP10 8YJ (the Licensor): and

(2)

ROCKLEY PHOTONICS LIMITED incorporated and registered in England and Wales with company number 08683015 whose registered office is at Cooley (UK) LLP, 10th Floor Dashwood, 69 Old Broad Street, London, EC2M 1QS (the Licensee).

IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

The following definitions and rules of interpretation apply in this licence.

1.1	Definitions:

Accredited Members	means employees of the Licensee who have completed the Induction Process.

Additional Space	Means such additional space (including additional work stations and offices) as may be added to the Property from time to time by the mutual agreement of the parties from time to time.

Centre	means all that land and buildings known as Newport Wafer Fab, Cardiff Road, Newport NP10 8YJ and shown edged red on Plan 2.

Common Parts	means such roads, paths, entrance halls, corridors, lifts, staircases, landing and other means of access in or upon the Centre the use of which is necessary for obtaining access to and egress from the Property as designated from time to time by the Licensor.

Competent Authority	means any statutory undertaker or any statutory public local or other authority or regulatory body or any court of law or government department or any of them or any of their duly authorised officers.

Designated Hours	means the hours from 7.00 am to 9.00 pm on each working day.

Induction Process	The Licensors site safety induction as applicable to the Centre

Licence Fee	means the amount of £700 per month as amended from time to time by agreement of the parties as a result of Additional Space being added to the Property.

Licence Fee Commencement Date	means 1 October 2018.

Licence Period	means the period from and including 1 October 2018 until the date on which this licence is determined in accordance with clause 4.

Necessary Consents	means all planning permissions and all other consents, licences, permissions, certificates, authorisations and approvals whether of a public or private nature which shall be required by any Competent Authority for the Permitted Use.

Permitted Use	means for office use within Use Class B1 of the Town and Country Planning (Use Classes) Order 1987 as at the date this licence is granted.

Plan 1 and Plan 2	means the plans attached to this licence respectively marked “Plan 1” and “Plan 2”.

Property	means the office and 6 work stations upon the 3rd floor of the office block building at the Centre shown tinted orange on Plan 1 as may be amended by the mutual agreement of the parties from time to time.

Service Media	means all media for the supply or removal of heat, electricity, gas, water, sewage, air-conditioning, energy, telecommunications, data and all other services and utilities and all structures, machinery and equipment ancillary to those media.

VAT	means value added tax chargeable under the Value Added Tax Act 1994 and any similar replacement tax and any similar additional tax.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this licence.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	The Schedule forms part of this licence and shall have effect as if set out in full in the body of this licence. Any reference to this licence includes the Schedule.

1.5	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.6	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.7

A reference to laws in general is a reference to all local, national and directly applicable supra-national laws as amended, extended or re-enacted from time to time and shall include all subordinate laws made from time to time under them and all orders, notices, codes of practice and guidance made under them.

1.8

Unless otherwise specified, a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time and shall include all subordinate legislation made from time to time under that statute or statutory provision and all orders, notices, codes of practice and guidance made under it.

1.9	A reference to writing or written excludes fax and e-mail.

1.10	Any obligation on a party not to do something includes an obligation not to allow that thing to be done and an obligation to use best endeavours to prevent that thing being done by another person.

1.11	References to clauses and Schedules are to the clauses and Schedules of this licence and references to paragraphs are to paragraphs of the relevant Schedule.

1.12

Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.13	A working day is any day which is not a Saturday, a Sunday, a bank holiday or a public holiday in Wales.

2.	LICENCE TO OCCUPY

2.1

Subject to clause 3 and clause 4, the Licensor permits 6 Accredited Members of the Licensee (such number shall be increased accordingly should Additional Space be added to the Property) to occupy the Property for the Permitted Use for the Licence Period during the Designated Hours in common with the Licensor and all others authorised by the Licensor (so far as is not inconsistent with the rights given to the Licensee to use the Property for the Permitted Use) together with the rights mentioned in the Schedule.

2.2	The Licensee acknowledges that:

2.2.1	the Licensee shall occupy the Property as a licensee and that no relationship of landlord and tenant is created between the Licensor and the Licensee by this licence:

2.2.2	the Licensor retains control, possession and management of the Property and the Licensee has no right to exclude the Licensor from the Property:

2.2.3	the licence to occupy granted by this agreement is personal to the Licensee and is not assignable and the rights given in clause 2 may only be exercised by the Licensee and its employees; and

2.2.4

without prejudice to its rights under clause 4, the Licensor shall be entitled at any time on giving not less than 4 weeks’ notice to require the Licensee to transfer to comparable space elsewhere within the Centre and the Licensee shall comply with such requirement.

3.	LICENSEE’S OBLIGATIONS

3.1	The Licensee agrees and undertakes:

3.1.1

to pay to the Licensor the Licence Fee payable without any deduction in advance on the first day of each month and proportionately for any period of less than a month the first such payment being for the period from and including the Licence Fee Commencement Date to the end of the month following such date to be made on the date of this Licence together with such VAT as may be chargeable on the Licence Fee;

3.1.2	to keep the Property clean, tidy and clear of rubbish;

3.1.3	not to use the Property other than for the Permitted Use;

3.1.4	not to make any alteration or addition whatsoever to the Property:

3.1.5	not to display any advertisement, signboards, nameplate, inscription, flag, banner, placard, poster, signs or notices at the Property or elsewhere in the Centre:

3.1.6

not to do or permit to be done on the Property anything which is illegal or which may be or become a nuisance (whether actionable or not), annoyance, inconvenience or disturbance to the Licensor or to tenants or occupiers of the Centre or any owner or occupier of neighbouring property;

3.1.7	not to cause or permit to be caused any damage to:

3.1.7.1	the Property, Centre or any neighbouring property: or

3.1.7.2	any property of the owners or occupiers of the Property, Centre or any neighbouring property:

3.1.8	not to obstruct the Common Parts, make them dirty or untidy or leave any rubbish on them;

3.1.9	not to apply for any planning permission in respect of the Property:

3.1.10

not to do anything that will or might constitute a breach of any Necessary Consents affecting the Property or which will or might vitiate in whole or in part any insurance effected by the Licensor in respect of the Property and Centre from time to time;

3.1.11

to observe any reasonable rules and regulations the Licensor makes and notifies to the Licensee from time to time governing the Licensee’s use of the Property, the Common Parts and the facilities detailed at paragraphs 1.2—1.5 of the Schedule to include (without limitation):

a) the Site Rules attached to this Licence; and

b) access and egress, with or without vehicles to and from the Centre, to be via the North Gate House marked on Plan 2;

3.1.12	to leave the Property in a clean and tidy condition and to remove the Licensee’s furniture equipment and goods from the Property at the end of the Licence Period;

3.1.13	to indemnify the Licensor and keep the Licensor indemnified against all losses, claims, demands, actions, proceedings, damages, costs, expenses or other liability in any way arising from:

3.1.13.1	this licence:

3.1.13.2	any breach of the Licensee’s undertakings contained in clause 3; and/or

3.1.13.3	the exercise of any rights given in clause 2;

3.1.14

to pay to the Licensor interest on the Licence Fee at the rate of 4% per cent per annum above the base rate of Barclays Bank pic from time to time calculated on a daily basis from the due date until payment if the Licensee shall fail to pay the Licence Fee due under this licence within 2 days of the due date (whether formally demanded or not).

4.	TERMINATION

4.1	This licence shall end on the earliest of:

4.1.1	31 March 2019;

4.1.2	the expiry of any notice given by the Licensor to the Licensee at any time on breach of any of the Licensee’s obligations contained in clause 3; and

4.1.3	the expiry of not less than 3 months’ notice given by the Licensor to the Licensee or by the Licensee to the Licensor.

4.2	Termination of this licence shall not affect the rights of either party in connection with any breach of any obligation under this licence which existed at or before the date of termination.

5.	NOTICES

5.1	Any notice given under this licence shall be in writing and shall be delivered by hand or sent by pre-paid first-class post or other next working day delivery service to the relevant party as follows:

5.1.1	to the Licensor at: Newport Wafer Fab Limited, Cardiff Road, Newport NP10 8YJ and marked for the attention of “Alan Lambie, Director of Facilities & EHS”; and

5.1.2

to the Licensee at: Rockley Photonics Limited c/o Cooley (UK) LLP, 10th Floor Dashwood, 69 Old Broad Street, London, EC2M 1QS and marked for the attention of “Director”, or as otherwise specified by the relevant party by notice in writing to each other party.

5.2	Any notice given in accordance with clause 5.1 will be deemed to have been received:

5.2.1	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the proper address; or

5.2.2	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second working day after posting.

5.3	A notice given under this licence shall not be validly given if sent by e-mail.

5.4	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

6.	NO WARRANTIES FOR USE OR CONDITION

6.1	The Licensor gives no warranty that the Property possesses the Necessary Consents for the Permitted Use.

6.2	The Licensor gives no warranty that the Property is physically fit for the purposes specified in clause 2.

6.3

The Licensee acknowledges that it does not rely on, and shall have no remedies in respect of, any representation or warranty (whether made innocently or negligently) that may have been made by or on behalf of the Licensor before the date of this licence as to any of the matters mentioned in clause 6.1 or clause 6.2.

6.4	Nothing in this clause shall limit or exclude any liability for fraud.

7.	LIMITATION OF LICENSOR’S LIABILITY

7.1	Subject to clause 7.2, the Licensor is not liable for;

7.1.1	the death of, or injury to the Licensee, its employees, customers or invitees to the Property; or

7.1.2	damage to any property of the Licensee or that of the Licensee’s employees, customers or other invitees to the Property: or

7.1.3

any losses, claims, demands, actions, proceedings, damages, costs or expenses or other liability incurred by Licensee or the Licensee’s employees, customers or other invitees to the Property in the exercise or purported exercise of the rights granted by clause 2.

7.2	Nothing in clause 7.1 shall limit or exclude the Licensor’s liability for:

7.2.1	death or personal injury or damage to property caused by negligence on the part of the Licensor or its employees or agents; or

7.2.2	any matter in respect of which it would be unlawful for the Licensor to exclude or restrict liability.

8.	THIRD PARTY RIGHTS

A person who is not a party to this licence shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this licence.

9.	GOVERNING LAW

This licence and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

10.	JURISDICTION

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this licence or its subject matter or formation (including non-contractual disputes or claims).

This licence has been entered into on the date stated at the beginning of it.

SCHEDULE

Rights granted to Licensee

1	The right for the Licensee to use during the Designated Hours:

1.1

Such parts of the Common Parts for the purpose of access to and egress from the Property and the restaurant facilities, gym, lavatories and washrooms and parking area referred to at paragraphs 1.2 - 1.5 as shall from time to time be designated by the Licensor for such purpose.

1.2	The restaurant facilities at the Centre (subject to payment for food, drink and any other purchasable items);

1.3	The gym facilities at the Centre;

1.4	The lavatories and washrooms shown edged green on Plan 1;

1.5	6 private cars or motorbikes belonging to the Licensee within parking spaces upon the main car park area edged green on Plan 2; and

1.6	The Service Media serving the Property.

Signed by	/s/ PEI

for and on behalf of Newport
Wafer Fab Limited

Signed by	/s/ Andrew Rickman

for and on behalf of Rockley
Photonics Limited

PLAN 2

NORTH GATE HOUSE
MAIN CAR PARK
OFFICE BLOCK